EXHIBIT 99.1

MICHAEL FOODS REPORTS SECOND QUARTER RESULTS; EBITDA RISES 21% FOR CONTINUING OPERATIONS

MINNETONKA, August 2 — Michael Foods, Inc. today reported financial results for the three and six month periods ended June 30, 2004.

Reported net earnings for the three months ended June 30, 2004 were $7.4 million, compared to $8.8 million in the 2003 period, a decrease of 16%. Reported net sales for the three months ended June 30, 2004 were $324.7 million, compared to $323.9 million in the 2003 period, an increase of 0.2%. Reported net earnings for the six months ended June 30, 2004 were $15.6 million, compared to $14.7 million in the 2003 period, an increase of 6%. Reported net sales for the six months ended June 30, 2004 were $665.3 million, compared to $622.1 million in the 2003 period, an increase of 7%.

Michael Foods sold its Dairy Products Division effective September 30, 2003. Comparing 2004 second quarter results to pro forma results for the continuing businesses for the 2003 period, net earnings increased $1.1 million, or 18%, and net sales increased $53.0 million, or 20%. Earnings before interest, taxes, depreciation and amortization, as defined in our credit agreement (EBITDA) for the three months ended June 30, 2004 were $42.8 million, compared to pro forma EBITDA of $35.5 million in the 2003 period, an increase of 21%.

Comparing 2004 six month results to pro forma results for the continuing businesses for the first six months of 2003, net earnings increased $4.6 million, or 42%, and net sales increased $136.0 million, or 26%. EBITDA for the six months ended June 30, 2004 was $86.3 million, compared to pro forma EBITDA of $68.9 million in the 2003 period, an increase of 25%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “Egg Products results exceeded our expectations. Second quarter volumes remained strong in our largest division and egg industry pricing was generally good. We also have effectively managed our way through a difficult cost environment for this division so far in 2004. Looking ahead, we note that we had unusually robust results from the Egg Products Division in 2003’s second half. While we expect continued strong performance, particularly for sales volumes, Egg Products results are not likely to match year-ago EBITDA levels in the second half.”

Ostrander added, “Our second largest division, Refrigerated Distribution, saw sales increase 10% in the quarter, with higher selling prices prevailing for cheese and butter. Cheese unit sales were strong, despite high retail price points. Our branded cheese sales continued to outpace the overall category and all other brands for the 52, 13 and 4 week periods ended June 5, 2004. Non-cheese sales were lower, however, with weakness seen in butter, muffins and bagels. On the earnings side, record high cheese costs for much of the quarter hampered margins and moderately depressed EBITDA. Lastly, second quarter results for Potato Products were mixed. Overall, sales volumes were good, with an increase of 6%. However, the sales mix was not as expected. Strong growth occurred on the foodservice side, but flat volumes from the key retail sector, due to the impact on demand from the low-carb diet trend, hurt profitability.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Three months ended June 30, 2004:
External net sales	$234,950	$70,616	$19,118	N/A	$324,684
EBITDA*	37,663	4,038	2,696	(1,620)	42,777

Three months ended June 30, 2003 (a):
External net sales	$189,206	$63,932	$18,517	N/A	$271,655
EBITDA*	28,813	5,161	3,128	(1,648)	35,454

Six months ended June 30, 2004:
External net sales	$484,713	$141,939	$38,644	N/A	$665,296
EBITDA* (b)	75,053	8,642	5,829	(3,248)	86,276

Six months ended June 30, 2003 (a):
External net sales	$367,774	$125,279	$36,213	N/A	$529,266
EBITDA* (b)	55,521	10,341	5,923	(2,935)	68,850

*	as defined in our senior credit facility.
(a)	The periods ended June 30, 2003 are presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Company’s predecessor for the three and six month periods ended June 30, 2003 exclusive of operations from the Dairy Products Division that was sold effective September 30, 2003.
(b)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period and approximately $1,000 related to a partial litigation settlement received in the 2003 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended June 30, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$11,507	$1,720	$462	$(6,300)	$7,389
Interest expense, excluding amortization of debt issuance costs	140	—	—	10,273	10,413
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense	8,113	1,070	290	(4,842)	4,631
Depreciation and amortization	14,020	1,117	1,821	2	16,960
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	245	—	—	—	245
Other non-recurring charges related to acquisition accounting	888	—	—	—	888
Transaction expenses	—	—	—	189	189
Other	2,750	131	123	(1,827)	1,177

EBITDA	$37,663	$4,038	$2,696	$(1,620)	$42,777

The following table reconciles our net earnings to EBITDA for the three months ended June 30, 2003 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$9,714	$2,664	$1,150	$(4,680)	$8,848
Interest expense, excluding amortization of debt issuance costs	148	—	—	10,782	10,930
Amortization of debt issuance costs	—	—	—	1,234	1,234
Income tax expense	6,090	1,660	720	(2,921)	5,549
Depreciation and amortization	11,235	731	1,170	8	13,144
Equity sponsor management fee	—	—	—	317	317
Industrial revenue bonds related expenses	234	—	—	—	234
Dairy Products Division net earnings	—	—	—	(2,742)	(2,742)
Income tax expense related to Dairy Division	—	—	—	(1,710)	(1,710)
Corporate costs allocated to Dairy Division	—	—	—	(301)	(301)
Other	1,392	106	88	(1,635)	(49)

EBITDA	$28,813	$5,161	$3,128	$(1,648)	$35,454

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

(000’s, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	Company	Predecessor	Company	Predecessor
Net sales	$324,684	$323,931	$665,296	$622,144
Cost of sales	267,128	266,555	552,474	513,853

Gross profit	57,556	57,376	112,822	108,291
Selling, general & administrative	33,577	30,931	64,869	60,331

Operating profit	23,979	26,445	47,953	47,960
Other expense (income)	1,178	(47)	1,072	(13)
Interest expense, net	10,781	12,095	21,561	23,967

Earnings before income taxes	12,020	14,397	25,320	24,006
Income tax expense	4,631	5,549	9,750	9,259

NET EARNINGS	$7,389	$8,848	$15,570	$14,747

Selected Balance Sheet Information:

	June 30, 2004	December 31, 2003
Cash and equivalents	$75,492	$45,594

Accrued interest	4,828	4,527

Total debt, including current maturities	787,297	790,076

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs and grain feed inputs, which can result in pricing and profit margin volatility for certain egg products. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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08-02-04